STRATUS FUND, INC.

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                DECEMBER 16, 1997

1. For the Fund, to approve a proposal to adopt Amended and Restated Articles of Incorporation for the Fund to create a multiple class structure for each portfolio of the Fund.

                  FOR  4,244,307     AGAINST  31,501    ABSTAIN  7,346


2. For the Fund, to eliminate or modify certain of the fundamental investment limitations (the "Investment Limitations") applicable to all Portfolios of the Fund as set forth in the Fund's Statement of Additional Information, as follows:

        (a) To eliminate Investment Limitation No. 1 that prohibits each Portfolio (except the International Portfolio) from purchasing any securities other than those described under the caption "Investment Objectives and Policies" in the Prospectus for each Portfolio.

                  FOR  4,241,471     AGAINST  36,212    ABSTAIN  5,471

        (b) To amend and restate Investment Limitation No. 2 to provide an exception to the diversification requirements stated therein to allow each Portfolio to purchase securities of other investment companies to the extent permitted by applicable law or exemptive order.

                  FOR  4,242,811     AGAINST  35,241    ABSTAIN  5,103

        (c) To eliminate Investment Limitation No. 3 that prohibits each Portfolio from investing more than 5% of its total assets, taken at market value at the time of a particular purchase, in securities of issuers with operating records, including any predecessors, of less than three years.

                   FOR  4,219,587     AGAINST  58,464    ABSTAIN  5,103

        (d) To amend and restate Investment Limitation No. 4 to (i) provide an exception to the diversification requirements stated therein to allow each Portfolio to purchase securities of other investment companies to the extent permitted by applicable law or exemptive order, and (ii) to allow each Portfolio to purchase up to 5% of the voting securities, or up to 10% of the securities of any class, of any issuer.

                   FOR  4,240,142     AGAINST  36,926    ABSTAIN  6,086

        (e) To eliminate Investment Limitation No. 6 that prohibits each Portfolio from purchasing securities of other investment companies, except in certain limited situations, if Proposal No. 2(b) and 2(d) are approved.

                  FOR  4,229,342     AGAINST  48,013    ABSTAIN  5,799

        (f) To amend and restate Investment Limitations No. 8 to make it clear that obtaining short-term credit for clearance of purchases and sales of securities does not constitute a purchase of securities on margin and to allow short sales against the box which are permitted by law.

                   FOR  4,236,234     AGAINST  35,689    ABSTAIN  11,231

        (g) To amend  and  restate  Investment  Limitations  No.  10 to  provide
flexibility  to  the  investment   adviser  of  each  Portfolio  to  enter  into
commodities contracts for hedging purposes, including futures contracts on securities, securities indices and currencies and options on such contracts, and to delete from Investment Limitation No. 7 the prohibition on purchasing or selling commodities contracts.

                   FOR  4,230,769     AGAINST  46,902    ABSTAIN  5,483

        (h) To eliminate Investment Limitation No. 14 that prohibits each Portfolio from investing in securities with legal or contractual restrictions on resale.
                   FOR  4,223,042     AGAINST  54,317    ABSTAIN  5,795

        (i) To eliminate Investment Limitation No. 15 that prohibits each Portfolio from purchasing or holding securities of any issuer if 5% of the securities of such issuer are owned by the investment adviser or by directors and officers of the Fund or the investment adviser owing individually more than 1/2 of 1% of its securities.

                  FOR  4,234,793     AGAINST  39,177    ABSTAIN  9,184


3.  For the Fund, the election of directors set forth in the Proxy Statement.
                            FOR |x| WITHHOLD |_| FOR ALL EXCEPT |_|


Thomas C. Smith         Michael S. Dunlap          Stan Schrier

R. Paul Hoff            Edson L. Bridges, III

4. For the Capital Appreciation Portfolio, to approve of an amendment to the investment advisory agreement with Union Bank and Trust Company that would (i) revise the incentive advisory fee schedule and (ii) change the stated index used to determine the incentive fee from the S&P 500 Index to the Russell 2000 Index.

                   FOR  267,200     AGAINST  2,459    ABSTAIN  5,922

5. For the Growth Portfolio, to approve an amendment to the investment advisory agreement with Union Bank and Trust Company to change the advisory fee from 0.50% of average daily net assets to 0.75% of average daily net assets.

                  FOR  1,481,297     AGAINST  241,237    ABSTAIN  10,013


6. For the Government Securities Portfolio, to change the investment objective from "current income consistent with the preservation of capital" to "providing high total return consistent with long term preservation of capital."

                  FOR  1,503,807     AGAINST  9,707    ABSTAIN  0